Exhibit 99.1

Press Release
6714 Pointe Inverness Way, Suite 200
April 22, 2009	Fort Wayne, IN 46804-7932
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Reports First Quarter 2009 Results

FORT WAYNE, INDIANA, April 22, 2009— Steel Dynamics, Inc. (NASDAQ-GS: STLD) today announced a first quarter 2009 loss of $88 million, or $0.48 per diluted share, compared to net income of $143 million in the first quarter of 2008.  Net sales for the quarter were $815 million, 57 percent lower than the first quarter of 2008.  Compared to the fourth quarter of 2008, net sales were down 33 percent from $1.2 billion.

The most significant component of our first quarter loss was a non-cash adjustment to raw-materials inventory values due principally to lower selling values for flat rolled steel.  A charge of $83 million, or $0.27 per diluted share, related to both flat-roll and long-products steel operations, exceeded an earlier estimate of $70 million as a result of the continued weakening in steel prices during March.  The company also recorded an additional amortization charge of approximately $5 million, related to the final valuation of the Recycle South acquisition.  Excluding these adjustments, the first quarter loss would have been approximately $0.19 per diluted share, within the range forecast in March.

“The first quarter was obviously not a strong quarter for any of our operating units,” said Keith Busse, Chairman and CEO, “During the first quarter our steel mills operated at 46 percent of capacity, ferrous metals recycling at about 42 percent of processing capacity, and fabricating operations at about 45 percent. Unfortunately, we have still not seen clear signs of increasing demand, as our orders remain relatively steady month-to-month at these reduced rates.

“Our employees, who are now earning less because of shorter workweeks and lower production bonuses, have done an excellent job of controlling costs as we all recognize the realities of the current business environment.  We continue to focus on actions to reduce costs, including options to delay capital spending and related expenses.

“The valuation adjustments to our scrap inventory at the end of the first quarter, principally at the Flat Roll Division, to current market prices positions us for improved profit margins for flat-roll steel shipments in the second quarter.  On the long products side, profit margins remain healthy, but could contract somewhat in the second quarter because of lower selling values.  In all of our operations, the key challenge in the coming quarters will be to increase throughput.”

The first quarter’s operating loss, inclusive of the $83-million inventory adjustment, was predominantly in steel operations.  Without the inventory valuation adjustment, steel operations would have shown an operating profit of approximately $17 million, or $22 per ton shipped.  The major factors impacting the quarter’s operational results were the continued deterioration in steel shipping volumes and the consumption of scrap valued at levels much higher than current market prices.  First quarter steel shipments of 743,000 tons were 54 percent lower than first quarter 2008 shipments of 1.6 million tons, and were 21 percent lower than fourth quarter 2008 shipments of 942,000 tons.  In addition, our average steel selling price declined $193 per ton, down to $720 in the first quarter from $913 in the fourth quarter of 2008.

In metals recycling, ferrous volumes continued to decline while nonferrous rebounded slightly.  Ferrous shipments were 730,000 net tons, down 48 percent from the first quarter of 2008, and down 19 percent from the fourth quarter of 2008.  Nonferrous shipments of 190 million pounds were down 20 percent compared to the first quarter of 2008, but they increased 7 percent from 177 million pounds in the fourth quarter of 2008.

During the first quarter, the company continued to increase its available liquidity largely through reductions in working capital and by cash generated from operations.  Correspondingly, this allowed us to reduce outstanding debt obligations by $136 million.  At March 31, 2009, the company had available funds of over $625 million.  In light of the current economic environment, the company continuously monitors its capital investment plans, including those projects currently in process, and if necessary, will delay these projects to retain sufficient availability of cash resources.

“Second quarter results should improve from the first quarter, ranging from a small profit to a small loss,” Busse said.  “As clarity for the quarter improves, we expect to provide quantitative guidance.  In the second half of 2009, we should be profitable, inclusive of and factoring in lackluster demand throughout the year.

“As we have stated in the past, Steel Dynamics is poised to ramp up quickly as the economy recovers to meet renewed demand for our steel products and recycled metals, and we are poised to resume the company’s profitable growth.”

First Quarter 2009 Operating Segment Information

The following highlights first quarter 2009 results for each of SDI’s three primary operating segments.

Steel Operations.  Steel Operations remain SDI’s largest segment, representing 59 percent of the company’s first quarter net sales.  This segment includes five steel mills and related steel processing facilities, such as The Techs.  SDI’s five steel mills produce a wide variety of flat-rolled and long steel products.  The Techs galvanize steel sheet that is sourced primarily from third parties.  Value-added steel finishing processes and testing are performed at our six finishing operations.

First quarter 2009 Steel Operations shipments were 743,000 tons on net sales of $535 million.  Based on tons shipped, including steel shipments made by The Techs, flat-rolled products accounted for 57 percent of first quarter steel segment shipments, 17 percent was structural steel shipments, 10 percent was engineered bars, 10 percent was merchant bars, and 6 percent was Steel of West Virginia shipments.  The first quarter operating loss for the steel segment was $66 million, or $88 per ton shipped, compared to operating income of $3 per ton in the fourth quarter.  Without the effect of inventory adjustments, Steel Operations would have generated an operating profit of about $17 million, or $22 per ton.  These figures exclude amortization related to the segment’s intangible assets and certain non-allocated corporate overhead expenses, such as profit-sharing costs.

The first quarter’s average selling price per ton for Steel Operations was $720, a decrease of $193 per ton from $913 in the fourth quarter of 2008 and a decrease of $62 per ton from the year-ago quarter.  The average scrap cost per net ton charged decreased $78 compared to the fourth quarter.  “This data speaks volumes about the cost reductions achieved in recent quarters,” Busse said.

Metals Recycling and Ferrous Resources.  This segment includes ferrous and non-ferrous metals recycling by OmniSource Corporation (processing and trading) and SDI’s Iron Dynamics scrap-substitute operation that produces pig iron for use by the Flat Roll Division.  The segment also includes expenses related to the Mesabi Nugget project, which currently is under construction.  The segment’s net sales for first quarter 2009 were $296 million, representing 33 percent of SDI’s first quarter net sales.  The operating loss for this segment was $12 million, excluding amortization related to the segment’s intangible assets and certain non-allocated corporate overhead expenses, such as profit-sharing costs.

For the first quarter, total ferrous scrap shipments, including shipments to SDI’s Steel Operations, were 730,000 tons, 48 percent lower than the year-ago-quarter (excluding Recycle South’s first quarter 2008 shipments prior to its acquisition by OmniSource) and 19 percent lower than the fourth quarter of 2008. Non-ferrous scrap shipments for the first quarter of 2009 were 190 million pounds, 20 percent lower than the year-ago quarter and 7 percent higher than fourth quarter 2008 shipments.

During the first quarter, the company’s scrap operations supplied 247,000 tons of ferrous scrap to SDI’s Steel Operations, or approximately 37 percent of the tonnage of ferrous scrap purchased by our mills during the quarter.

Steel Fabrication Operations.  Steel Fabrication Operations are the New Millennium Building Systems fabricating plants that produce joists, trusses, and steel deck used in the construction of non-residential buildings.  First quarter net sales were $61 million, or 7 percent of SDI’s first quarter net sales.  Operating income for this segment was $3 million, or $70 per ton shipped, excluding amortization related to the segment’s intangible assets and certain non-allocated corporate overhead expenses, such as profit-sharing costs.  Operating income in this segment has been steady despite dismal commercial construction activity. First quarter shipments totaled 45,000 tons at an average selling price of $1,343 per ton.  First quarter shipments were 34 percent lower than the year-ago quarter, and 29 percent lower than the fourth quarter of 2008.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenue growth, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities.  These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995.  Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

Factors that could cause such predictive statements to turn out other than as anticipated or predicted include, among others:  changes in economic conditions affecting steel consumption; increased foreign imports; increased price competition; difficulties in integrating acquired businesses; risks and uncertainties involving new products or new technologies; changes in the availability or cost of steel scrap or substitute materials; increases in energy costs; occurrence of unanticipated equipment failures and plant outages; labor unrest; and the effect of the elements on production or consumption.

In addition, we refer you to SDI’s detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com

Forward-looking or predictive statements we make are based on our knowledge of our businesses and the environment in which they operate as of the date on which the statements were made.  Due to these risks and uncertainties, as well as matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release.  We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Conference Call and Webcast

On Thursday, April 23, 2009, at 9:30 a.m. Eastern time, Steel Dynamics will host a conference call in which management will discuss first quarter results.  You are invited to listen to the live audio broadcast of the conference call over the Internet, accessible from the Steel Dynamics Web site:

www.steeldynamics.com

Dial-in information is available on our Web site.  An audio replay of the Webcast and a downloadable podcast will be available from the SDI Web site.  No telephone replay will be available.

Contact:  Fred Warner, Investor Relations Manager, (260) 969-3564 or fax (260) 969-3590

f.warner@steeldynamics.com

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2009	2008	2008

Net sales	$814,650	$1,902,205	$1,210,434
Costs of goods sold	855,277	1,554,896	1,251,344
Gross profit (loss)	(40,627)	347,309	(40,910)

Selling, general, and administrative expenses	57,320	64,865	51,370
Profit sharing	(42)	18,507	(9,207)
Amortization of intangible assets	15,698	11,530	10,919
Operating income (loss)	(113,603)	252,407	(93,992)

Interest expense, net capitalized interest	36,251	29,807	41,845
Other (income) expense, net	(748)	(7,806)	(99)
Income (loss) before income taxes	(149,106)	230,406	(135,738)

Income taxes	(59,332)	87,374	(50,029)
Net income (loss)	(89,774)	143,032	(85,709)
Net income (loss) attributable to non-controlling interest	(1,912)	475	(3,036)
Net income (loss) attributable to Steel Dynamics, Inc.	$(87,862)	$142,557	$(82,673)

Basic earnings (loss) per share attributable to Steel Dynamics, Inc. shareholders	$(.48)	$.75	$(.45)

Weighted average common shares outstanding	182,000	189,039	181,825

Diluted earnings (loss) per share attributable to Steel Dynamics, Inc. shareholders, including the Effect of assumed conversions when dilutive	$(.48)	$.72	$(.45)

Weighted average common shares and equivalents outstanding	182,000	199,317	181,825

Dividends declared per share	$.10	$.10	$.10

Steel Dynamics, Inc.

UNAUDITED SUPPLEMENTAL OPERATING INFORMATION

(dollars in thousands / volume data in actual net tons, except non-ferrous data)

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2009	2008	2008
Steel Operations*
Shipments
Flat Roll Division	303,938	685,320	361,145
Structural and Rail Division	129,555	299,687	228,132
Engineered Bar Products Division	71,540	147,948	123,449
Roanoke Bar Division	76,610	151,368	94,374
Steel of West Virginia	43,124	75,724	45,788
The Techs	118,359	262,011	89,551
Combined	743,126	1,622,058	942,439
Intra-company	(52,012)	(130,685)	(51,803)
External	691,114	1,491,373	890,636

Production (excluding The Techs)	697,806	1,372,364	760,307

Net sales
Combined	$535,184	$1,268,389	$860,242
Intra-company	(30,142)	(85,060)	(38,189)
External	$505,042	$1,183,329	$822,053

Operating income (loss) before amortization of intangibles	$(65,486)	$240,342	$3,164
Amortization of intangibles	(3,428)	(5,785)	(3,428)
Operating income (loss)	$(68,914)	$234,557	$(264)

Metals Recycling and Ferrous Resources**
Ferrous metals shipments
Combined	729,869	1,391,382	897,922
Intra-company	(246,728)	(463,893)	(438,532)
External	483,141	927,489	459,390

Non-ferrous metals shipments (thousands of pounds)	190,394	238,788	177,246
Iron Dynamics shipments
Liquid pig iron	41,226	45,443	21,171
Hot briquetted iron	20,326	19,741	27,005
Other	674	2,809	3,834
Intra-company	62,226	67,993	52,010

Net sales
Combined	$296,408	$803,765	$388,858
Intra-company	(58,702)	(197,005)	(123,080)
External	$237,706	$606,760	$265,778

Operating income (loss) before amortization of intangibles	$(12,422)	$52,778	$(118,603)
Amortization of intangibles	(12,044)	(5,602)	(7,214)
Operating income (loss)	$(24,466)	$47,176	$(125,817)

Steel Fabrication***
Shipments
Combined	45,278	68,606	63,783
Intra-company	(15)	(273)	(101)
External	45,263	68,333	63,682

Net sales
Combined	$60,807	$78,522	$93,195
Intra-company	(22)	(66)	(221)
External	$60,785	$78,456	$92,974

Operating income before amortization of intangibles	$3,167	$3,727	$5,368
Amortization of intangibles	(167)	(83)	(217)
Operating income	$3,000	$3,644	$5,151

*	Steel Operations include the company’s five steelmaking divisions and The Techs three galvanizing plants.
**

Metals Recycling and Ferrous Resources Operations include OmniSource and Recycle South metals recycling operations, as well as Iron Dynamics’ (IDI) pig iron substitute production facility (all IDI shipments are consumed internally).Operating income (loss) also includes the expenses associated with the construction and start up of the company’s Mesabi Nugget facilities.

***	Steel Fabrication Operations include the company’s joist and deck fabrication operations.

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2009	December 31, 2008
	(unaudited)
Assets
Current assets
Cash and equivalents	$16,067	$16,233
Accounts receivable, net	361,839	502,932
Inventories, net	833,074	1,023,235
Deferred income taxes	26,631	23,562
Tax refunds receivable	93,475	86,321
Other current assets	35,725	57,632
Total current assets	1,366,811	1,709,915

Property, plant and equipment, net	2,108,657	2,072,857

Restricted cash	16,217	18,515

Intangible assets, net	551,489	614,786

Goodwill	812,161	770,438

Other assets	70,744	67,066
Total assets	$4,926,079	$5,253,577

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$243,914	$263,393
Income taxes payable	—	4,107
Accrued expenses	189,230	209,697
Accrued profit sharing	56	62,561
Senior secured revolving credit facility, matures 2012	231,000	366,000
Other current maturities of long-term debt	65,450	65,223
Total current liabilities	729,650	970,981

Long-term debt
Senior secured term A loan	487,700	503,800
7 3/8% senior notes, due 2012	700,000	700,000
6 ¾% senior notes, due 2015	500,000	500,000
7 ¾% senior notes, due 2016	500,000	500,000
Other long-term debt	30,314	15,361
Total long-term debt	2,218,014	2,219,161

Deferred income taxes	373,712	365,496

Other liabilities	65,759	65,626

Commitments and contingencies

Stockholders’ equity
Common stock	545	545
Treasury stock, at cost	(734,083)	(737,319)
Additional paid-in capital	544,971	541,686
Other accumulated comprehensive loss	(1,073)	(1,411)
Retained earnings	1,714,310	1,820,385
Total Steel Dynamics, Inc. stockholders’ equity	1,524,670	1,623,886
Non-controlling interest	14,274	8,427
Total stockholders’ equity	1,538,944	1,632,313
Total liabilities and stockholders’ equity	$4,926,079	$5,253,577

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended
	March 31,
	2009	2008

Operating activities
Net income (loss) attributable to Steel Dynamics, Inc.	$(87,862)	$142,557

Adjustments to reconcile net income (loss) attributable to Steel Dynamics, Inc. to net cash provided by operating activities:
Depreciation and amortization	56,963	53,212
Equity-based compensation	5,343	3,929
Deferred income taxes	7,695	(973)
Non-controlling interest	(1,912)	475
Changes in certain assets and liabilities:
Accounts receivable	141,093	(185,793)
Inventories	193,097	9,575
Accounts payable	(34,054)	114,515
Income taxes payable	(4,107)	72,608
Other working capital	(61,839)	3,491
Net cash provided by operating activities	214,417	213,596

Investing activities
Purchases of property, plant and equipment	(74,338)	(93,764)
Purchases of securities	—	(20,373)
Other investing activities	(3,223)	1,329
Net cash used in investing activities	(77,561)	(112,808)

Financing activities
Issuance of current and long-term debt	237,059	218,000
Repayment of current and long-term debt	(358,666)	(233,214)
Debt issuance costs	(453)	(1,946)
Issuance of common stock (net of expenses) and proceeds from exercise of stock options, including related tax effect	(1,780)	7,177
Purchase of treasury stock	—	(46,128)
Contribution from non-controlling investor	5,000	—
Dividends paid	(18,182)	(14,274)
Net cash used in financing activities	(137,022)	(70,385)

Increase (decrease) in cash and equivalents	(166)	30,403
Cash and equivalents at beginning of period	16,233	28,486
Cash and equivalents at end of period	$16,067	$58,889

Supplemental disclosure information
Cash paid for interest	$11,984	$11,385
Cash paid (refunded) for federal and state income taxes	$(55,430)	$1,387